Exhibit 19.1

Precision Optics Corporation

Insider Trading Policy

Effective: June 2015

At POC, we value highly our reputation for integrity and ethical conduct. The purpose of this Insider Trading Policy is to provide assistance in preventing inadvertent violations of securities laws, as well as to avoid even the appearance of improper conduct on the part of anyone employed by our organization. All Company personnel, directors, officers, and consultants must comply with this policy.

1.       Introduction

It is generally illegal for any person, either personally or on behalf of others, to trade in securities while in possession of material, non-public information. It is also generally illegal to communicate (to “tip”) material, non-public information to others so that they may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading,” and are described below.

2.       Insider Trading Policy

If any POC employee, director, officer or consultant has material, non-public information relating to any company, it is our policy that neither that person nor any related person may buy or sell securities of the company, or engage in any other action to take advantage of, or pass on to others, that information. This policy applies to both public and private companies.

3.       What Information is Material?

Material information is all information that an investor might consider important in deciding whether to buy, sell or hold securities. Either positive or negative information may be material, and information that could reasonably affect the price of securities is almost always material. Common examples of some types of material information are:

-	Projections of future earnings or losses.
-	Financial results for the quarter or year.
-	News of a pending or proposed merger, acquisition, disposition, investment, joint venture or other purchase or sale of assets.
-	Changes in dividend policies or the declaration of a stock split or the offering of additional securities.
-	Changes in management.
-	Obtaining or losing important contracts, customers or suppliers.
-	Important product developments or discoveries.
-	Impending bankruptcy or financial liquidity problems.
-	Financing developments.
-	Litigation developments.

Remember, if your securities transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of 20/20 hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction with hindsight.

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4.       What is Non-Public Information?

Information is considered to be non-public unless it has been effectively disclosed to the public. Examples of effective disclosure include public filings with the Securities and Exchange Commission, company press releases, and company meetings with members of the press and public. In addition to being publicly disclosed, there must also be adequate time for the market as a whole to digest the information. At least one full business day of general availability may be required for information to be considered public.

5.       Transactions Prohibited While in Possession of Material, Non-Public Information

When you know material information about any company that has not been made public, you are prohibited from these activities:

-	Trading in that company’s securities (including its OTC and exchange-traded options, if any) for your own account or for the account of another (including any trust of which you are a trustee).
-	Having others trade for you in that company’s securities.
-	Disclosing the information to anyone else who might then trade or who in turn tips another person who might trade.

Neither you nor anyone acting on your behalf nor anyone who learns the information from you may trade. This prohibition continues whenever and for as long as you know material, non-public information. The same restrictions apply to your family members and others living in your household. In addition, you may be subject to insider trading penalties if you pass material, non-public information on to others who trade, whether or not you derive any benefit from the trading.

Although it is most likely that any material, nonpublic information you might learn would be about POC, these prohibitions apply to trading in the securities of any company about which you have material, nonpublic information.

6.       Additional Policies

In addition to the general policy described above, POC has the following specific policies regarding trades of the Company’s stock::

a. Trading Windows Policy

Employees having access to the Company’s corporate revenue or booking information or the Company’s financial reporting process, as well as the Company officers and non- independent directors, should NOT trade in the Company’s stock from the 15th day of the third month in any quarter (i.e., March, June, September or December) until 24 hours after the financial results for the quarter are officially released.

Independent non-employee directors should NOT trade in the Company’s stock from the end of the third month in any quarter (i.e., March, June, September or December) until 24 hours after the financial results for the quarter are officially released.

The reason for this policy is that the trend of each quarter's results is often clear to persons within the Company by the middle of the third month of the quarter. Any trading in the Company’s stock based on these results before they are made public constitutes "insider trading" and is illegal.

b. Blackout Period Policy

No employee may trade in the Company’s stock during any special blackout periods designated by the CEO or CFO. Furthermore, no employee may disclose to any outside third party that a special blackout period has been designated.

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7.       Systematic Trading Plans

Officers and other insiders who wish to enter into arrangements for systematic trading of the Company’s securities under a systematic trading plan pursuant to Rule 10b5-1 are permitted to do so upon the approval of the Company’s Board of Directors. The trading plan must be entered into by an insider during an open trading window period as defined above while he or she is unaware of any material nonpublic information and must be in compliance with the Rules and Regulations of the Securities and Exchange Commission and all other applicable federal and state laws.

8.       Unauthorized Disclosure

As discussed above, disclosing material, nonpublic information to others can lead to significant legal difficulties. Therefore, you should not discuss information about the Company with anyone, including other employees, except as required in the performance of your regular duties.

Also, it is important that only specifically designated representatives of POC discuss the Company and information about the Company with the news media, securities analysts and investors. Inquiries of this type received by any employee should be referred to the company’s CEO or CFO.

9.       Confidential Information

The Company has strict policies (described elsewhere) relating to safeguarding the confidentiality of its internal, proprietary information. You should comply with these policies at all times.

10.       Questions about this Policy; Company Assistance

Compliance by all employees with these policies is of the utmost importance to you and to the Company. If you have any questions about the application of these policies to any particular case, please contact CFO immediately. In certain cases, the CEO or CFO may consult with company counsel, or suggest that you consult with company counsel. Remember, however, that the ultimate responsibility for adhering to these policies and avoiding improper transactions rests with you.

11.       Consequences of Policy Violations

The consequences of insider trading violations can be staggering. Penalties for insider trading violations include civil fines of up to three times the profit gained or loss avoided by the trading, criminal fines (no matter how small the profit) of up to $1 million, and imprisonment for up to ten years. There may also be liability to those damaged by the trading. In addition, a company whose employee violates the insider trading prohibitions (as well as possibly any supervisory person) may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's insider trading violation, or possibly more in certain circumstances, as well as criminal penalties.

If an employee violates the Company’s policy with respect to trading in securities, we may impose sanctions including termination of employment.

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POC Insider Trading Policy June 2015

PRECISION OPTICS CORPORATION ACKNOWLEDGMENT

I acknowledge that I have read and understood the Precision Optics Corporation Insider Trading Policy and will comply with its terms and conditions. I agree that if I have any questions regarding this policy, I will direct them to the CEO or CFO.

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